Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended March 31, 2011

and Quarterly Distribution of $0.25 per share

GREENWICH, CT – 05/05/2011 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended March 31, 2011 and a distribution of $0.25 per share for the second quarter of 2011.

HIGHLIGHTS

•

Total investment income for the first quarter of 2011 amounted to approximately $9.8 million, up approximately 6.8% from the fourth quarter of 2010 due largely to greater distribution income from our securitization vehicle investments.

•

For the quarter ended March 31, 2011, we recorded net investment income of approximately $0.5 million, or approximately $0.02 per share. Excluding the impact of a capital gains incentive fee expense of approximately $6.5 million, our core net investment income(1) was approximately $7.0 million, or approximately $0.22 per share. We also recorded net unrealized appreciation of approximately $9.1 million and net realized capital gains of approximately $1.9 million. In total, we had a net increase in net assets resulting from operations of approximately $0.36 per share for the first quarter, or approximately $0.56 per share of core net increase in net assets resulting from operations(1).

•	Operating expenses for the quarter ended March 31, 2011 were approximately $2.7 million, which were up slightly from the fourth quarter of 2010.

•

During the quarter ended March 31, 2011, we recorded net unrealized appreciation of approximately $9.1 million, comprised of $13.3 million in gross unrealized appreciation, $2.7 million in gross unrealized depreciation and $1.5 million relating to the reversal of prior period net unrealized appreciation upon the realization events associated with certain investments.

•	Our weighted average credit rating on a fair value basis was 2.2 at the end of the first quarter of 2011.

•	For the quarter ended March 31, 2011, we had net realized gains on investments of approximately $1.9 million due to sales and repayments of several investments.

•

The capital gains portion of our incentive fee expense was approximately $6.5 million for the quarter ended March 31, 2011 compared to zero for the prior quarter. The capital gains incentive fee expense, as reported under generally accepted accounting principles, is calculated on the basis of net realized gains and net unrealized appreciation at the end of each period. The amount of capital gains incentive fee expense related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to the Investment Advisor in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (the “Agreement”) on such date. The $6.5 million capital gains incentive fee expense, and associated accrual, for the first quarter of 2011 relates entirely to the hypothetical liquidation calculation. Also, it should be noted that the capital gains incentive fee expense fluctuates with our overall investment results.

The amount of the capital gains incentive fee which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation.

•	Our Board of Directors has declared a distribution of $0.25 per share for the second quarter of 2011.

•	Payable Date: June 30, 2011

•	Record Date: June 16, 2011

•

During the first quarter of 2011, we deployed approximately $100.6 million in 23 investments. For the same period, we received proceeds of approximately $66.2 million from repayments, sales and amortization payments on our debt investments.

•

With respect to our CLO investments for the quarter ending March 31, 2011, we recorded approximately $980,000 in interest payments, $427,000 in principal payments at par and approximately $2.3 million in CLO equity distributions. In total, since we began investing in this asset class through March 31, 2011, we have recorded approximately $4.0 million in interest payments, $2.5 million in principal payments at par and $6.1 million in CLO equity distributions.

•

At the end of the first quarter, this asset class represented approximately 29.8% of our total assets on a fair value basis, partially due to significant appreciation in the values of these assets since we purchased them.

•	At March 31, 2011, the weighted average yield of our debt investments was approximately 13.3%, down from 14.1% at December 31, 2010.

•	As of the end of the first quarter of 2011 there were no loans on non-accrual status.

•

At March 31, 2011, net asset value per share was $9.97 compared with the net asset value per share at December 31, 2010 of $9.85. The March 31, 2011 net asset value incorporates the impact of the capital gains incentive fee accrual.

(1)	Supplemental Information Regarding Core Net Investment Income and Core Net Increase in Net Assets Resulting from Operations

On a supplemental basis, we provide information relating to core net investment income and core net increase in net assets resulting from operations, non-GAAP measures. These measures are provided in addition to, but not a substitute for, net investment income and net increase in net assets resulting from operations. Core net investment income represents net investment income excluding our capital gains incentive fee. Core net increase in net assets resulting from operations represents net increase in net assets resulting from operations excluding the capital gains incentive fee. As the capital gains incentive fee is based on a hypothetical event that did not occur, we believe that core net investment income and core net increase in net assets resulting from operations are useful indicators of non- hypothetical transactions during this period.

The following table provides a reconciliation of net investment income to core net investment income (for the three months ended March 31, 2011):

	Amount	Per Share Amounts
Net investment income	$548,023	$0.02
Capital gains incentive fee	6,469,329	0.20

Core net investment income	$7,017,352	$0.22

The following table provides a reconciliation of net increase in net assets resulting from operations to core net increase in net assets resulting from operations (for the three months ended March 31, 2011):

	Amount	Per Share Amounts
Net increase in net assets resulting from operations	$11,559,642	$0.36
Capital gains incentive fee	6,469,329	0.20

Core net increase in net assets resulting from operations	$18,028,971	$0.56

We will host a conference call to discuss our first quarter results today, Thursday, May 5 at 10:00 AM ET. Please call 877-317-6789 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 450716.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2010, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	March 31, 2011	December 31, 2010

ASSETS
Investments, at fair value (cost: $263,710,562 @ 3/31/11; $226,200,687 @ 12/31/10)
Non-affiliated/non-control investments (cost: $245,640,753 @ 3/31/11; $206,750,687 @ 12/31/10)	$276,311,788	$229,385,715
Control investments (cost: $18,069,809 @ 3/31/11; $19,450,000 @ 12/31/10)	17,850,000	18,150,000

Total investments at fair value	294,161,788	247,535,715

Cash and cash equivalents	33,606,034	68,780,866
Interest receivable	2,120,593	1,488,984
Distributions receivable from securitization vehicles	537,441	—
Prepaid expenses and other assets	115,570	94,518

Total assets	$330,541,426	$317,900,083

LIABILITIES
Investment advisory fee payable to affiliate	$1,992,553	$1,760,896
Accrued capital gains incentive fee to affiliate	6,469,329	—
Securities purchased not settled	—	1,837,500
Accrued expenses	320,215	184,146

Total liabilities	8,782,097	3,782,542

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 32,257,600 and 31,886,367 issued and outstanding, respectively	322,576	318,864
Capital in excess of par value	366,445,157	369,163,103
Net unrealized appreciation on investments	30,451,226	21,335,028
Accumulated net realized losses on investments	(72,649,613)	(74,545,034)
Distributions in excess of investment income	(2,810,017)	(2,154,420)

Total net assets	321,759,329	314,117,541

Total liabilities and net assets	$330,541,426	$317,900,083

Net asset value per common share	$9.97	$9.85

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$6,889,920	$5,205,447
Distributions from securitization vehicles - equity investments	2,328,850	760,983
Commitment, amendment fee income and other income	159,101	16,565

Total investment income from non-affiliated/non-control investments	9,377,871	5,982,995

From control investments:
Interest income - debt investments	382,254	573,096

Total investment income	9,760,125	6,556,091

EXPENSES
Operating expenses
Compensation expense	238,064	239,712
Investment advisory fees	1,992,553	1,227,050
Professional fees	293,272	285,210
General and administrative	218,884	158,943

Total operating expenses	2,742,773	1,910,915
Capital gains incentive fees	6,469,329	—

Total expenses	9,212,102	1,910,915

Net investment income	548,023	4,645,176

Net change in unrealized appreciation on investments	9,116,198	44,466,996

Net realized gains (losses) on investments	1,895,421	(31,128,326)

Net increase in net assets resulting from operations	$11,559,642	$17,983,846

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.02	$0.17
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.36	$0.67
Weighted average shares of common stock outstanding:
Basic and diluted	31,912,859	26,813,902

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended March 31, 2011 (unaudited)	Three Months Ended March 31, 2010 (unaudited)
Per Share Data
Net asset value at beginning of period	$9.85	$8.36

Net investment income(1)	0.02	0.17
Net realized and unrealized capital gains(2)	0.34	0.49

Total from investment operations	0.36	0.66

Total distributions(3)	(0.24)	(0.15)

Effect of shares issued, net of offering expenses	0.00	0.00

Net asset value at end of period	$9.97	$8.87

Per share market value at beginning of period	$11.21	$6.05
Per share market value at end of period	$10.87	$6.59
Total return(4)	(0.89%)	11.41%
Shares outstanding at end of period	32,257,600	26,874,923
Ratios/Supplemental Data
Net assets at end of period (000’s)	$321,759	$238,461
Average net assets (000’s)	$314,591	$225,534
Ratio of expenses to average net assets:
Operating expense	3.49%	3.39%
Capital gains incentive fee	8.22%	0.00%

Total ratio of expenses to average net assets (5)	11.71%	3.39%

Ratio of net investment income to average net assets(5)	0.70%	8.24%
Ratio of core net investment income to average net assets(5)	8.92%	8.24%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of March 31, 2011, none of the distributions for 2011 would have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.